 Exhibit 99.1

 Breitling Energy Corporation Announces Spud of Sellers ‘66’ #1

Dallas, TX – March 10, 2015 - Breitling Energy Corporation (OTCBB: BECC) announces its third well under the previously announced Farmout Agreement in the Permian Basin of west Texas spud yesterday. The Sellers ‘66’ #1 is expected to be drilled to a depth of approximately 8,600 vertical feet within 30 days under normal field operations.

The Company anticipates intersecting similar pay zones as its other two wells on the acreage, the #1 Hoppe ‘63’ and the Parramore #1, both of which were drilled to a similar depth in 2014.

“While many producers are pulling back right now, we’re moving forward. This is important acreage and we intend to develop it fully according to plan. The economics work for us at $50 oil, so we’re still drilling,” says Chris Faulkner, Breitling Energy Chairman and CEO.

The Company plans to drill a total of eight wells on its Permian Basin lease to earnout the total acreage under the Farmout Agreement. Based on the results of the initial eight wells, the Company may opt to drill out the acreage using the most successful wells to guide its future drilling locations.

ABOUT BREITLING ENERGY CORPORATION

Breitling Energy Corporation is a growing U.S. energy company based in Dallas, Texas engaged in the exploration and development of high-probability, lower risk onshore oil and gas properties. The Company’s dual-focused growth strategy primarily relies on leveraging management’s technical and operations expertise to grow through the drill-bit, while also growing its base of non-operating working interests and royalty interests. Breitling Energy's oil and gas operations are focused primarily in the Permian Basin of Texas and the Mississippi oil window of southern Kansas and Northern Oklahoma, with non-operating investments in Texas, North Dakota, Oklahoma and Mississippi. Breitling Energy Corporation is traded over the counter under the ticker symbol: BECC. Additional information is available at www.breitlingenergy.com.

CONTACT:

Thomas Miller, VP of Communications, Breitling Energy, 214-716-2600

Gil Steedley, VP of Capital Markets, Breitling Energy, 214-716-2600

SOURCE Breitling Energy Corporation